Morgan Stanley Variable Investment Series Multi
Cap Growth Portfolio
Item 77O- Transactions effected pursuant to Rule
10f-3


Securities Purchased:  Snap Inc.
Purchase/Trade Date:	3/2/2017
Offering Price of Shares: $17.000
Total Amount of Offering: 200,000,000
Amount Purchased by Fund: 64,980
Percentage of Offering Purchased by Fund: 0.032%
Percentage of Fund's Total Assets: 0.49%
Brokers: Morgan Stanley, Goldman, Sachs & Co.,
J.P. Morgan, Deutsche Bank Securities, Barclays,
Credit Suisse, Allen & Company LLC
Purchased from: Goldman Sachs
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%:
YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.